Exhibit 2


I. Interim Consolidated Financial Statements, etc.
  1. Interim Consolidated Financial Statements
     (1) Interim Consolidated Balance Sheets

-----------------------------------------------------------------------------------------------------------------------------------
                                                       FY2003 interim             FY2004 interim          Summarized consolidated
                                                                                                          balance sheet of FY2003
                                                 (As of September 30, 2003)  (As of September 30, 2004)    (As of March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Amount     Percentage       Amount     Percentage      Amount      Percentage
                                         Notes   (in million      (%)        (in million      (%)       (in million       (%)
                                                     yen)                       yen)                       yen)
------------------------------------------------------------------------------------------------------------------------------------
            (Assets)

Cash and cash equivalents                           94,606                     139,911                    101,146

Trade accounts receivable, less          Note 3     44,089                      86,222                     76,133
allowance for doubtful accounts
Inventories                              Note 4     34,346                      32,687                     49,423

Deferred tax assets                                 13,556                      12,411                     25,875

Other current assets                     Note 7      2,251                       2,504                      3,185
                                                   -------                     -------                     -------
  Total current assets                             188,848        65.8         273,735        78.2         255,762        77.3

Investment securities                    Note 6      7,480         2.6           6,882         2.0           7,952         2.4

Property, plant and equipment, net       Note 5,    53,688        18.7          51,938        14.8          50,516        15.3
                                           10
Deferred tax assets                                 29,647        10.3          11,781         3.4          10,964         3.3

Intangible assets, at cost, less                     5,196         1.8           3,334         1.0           3,756         1.1
accumulated amortization
Other assets                                         2,235         0.8           2,281         0.6           1,858         0.6
                                                   -------                     -------                     -------
   Total assets                                    287,094       100.0         349,951       100.0         330,808       100.0
                                                   -------                     -------                     -------

------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                       FY2003 interim             FY2004 interim          Summarized consolidated
                                                                                                          balance sheet of FY2003
                                                 (As of September 30, 2003)  (As of September 30, 2004)    (As of March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Amount     Percentage       Amount     Percentage      Amount      Percentage
                                         Notes   (in million      (%)        (in million      (%)       (in million       (%)
                                                     yen)                       yen)                       yen)
------------------------------------------------------------------------------------------------------------------------------------
          (Liabilities)

Current installments of long-term debt   Note 10     2,243                      4,543                       4,543

Trade accounts payable                              16,496                     24,985                      38,214

Income taxes payable                                 1,963                      5,025                       3,845

Accrued expenses                                     5,909                      8,809                       8,939

Accrued warranty expenses                            2,367                      4,746                       3,121

Deferred revenue                                     1,740                      4,252                       4,543

Other current liabilities                Note 7      2,415                      5,109                       3,406
                                                   -------                    -------                     -------
   Total current liabilities                        33,133        11.6         57,469         16.4         66,611         20.1

Long-term debt, excluding current        Note 10    24,604         8.6         20,062          5.7         20,083          6.1
installments
Accrued pension and severance cost                  15,172         5.3         18,866          5.4         18,348          5.6

Other fixed liabilities                              3,569         1.2          3,512          1.1          3,411          1.0
                                                   -------                    -------                     -------
   Total liabilities                                76,478        26.7         99,909         28.6        108,453         32.8
                                                   -------                    -------                     -------

     (Minority interests)

Minority interests                                     313         0.1            114          0.0            587         0.2

    (Stockholders' equity)

Common stock                                        32,363        11.3         32,363          9.3         32,363         9.8

Capital surplus                                     32,973        11.5         32,973          9.4         32,973        10.0

Retained earnings                                  164,017        57.1        203,420         58.1        177,404        53.5

Accumulated other comprehensive          Note 6,    (5,873)       (2.1)       (6,157)         (1.8)        (8,061)       (2.4)
income (loss)                              11
Treasury stock                                     (13,177)       (4.6)      (12,671)         (3.6)       (12,911)       (3.9)

                                                   -------                   -------                      -------
   Total stockholders' equity                      210,303        73.2       249,928          71.4        221,768        67.0
                                                   -------                   -------                      -------
   Total liabilities and stockholders'
   equity                                          287,094       100.0       349,951         100.0        330,808       100.0
                                                   -------                   -------                      -------

------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                         Notes         FY2003 interim                FY2004 interim                  FY2003
                                                 (As of September 30, 2003)     (As of September 30, 2004)   (As of March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
Supplemental data for stockholders' equity

  Authorized common stock                           220,000,000  shares            220,000,000  shares        220,000,000  shares

  Issued common stock                                99,783,385  shares             99,783,385  shares         99,783,385  shares

  (Outstanding common stock)                        (98,244,608  shares)           (98,303,393  shares)       (98,275,640  shares)

  Treasury stock                                      1,538,777  shares              1,479,992  shares          1,507,745  shares
------------------------------------------------------------------------------------------------------------------------------------

     (2) Interim Consolidated Statements of Income
------------------------------------------------------------------------------------------------------------------------------------
                                                 FY2003 interim                FY2004 interim              Summarized consolidated
                                                                                                                 statement of
                                                                                                               income of FY2003
                                             (April 1, 2003 through        (April 1, 2004 through          (April 1, 2003 through
                                               September 30, 2003)           September 30, 2004)               March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                               Notes           Amount        Percentage        Amount      Percentage      Amount        Percentage
                                         (in million yen)       (%)      (in million yen)     (%)      (in million yen)      (%)
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                          62,286      100.0              146,589    100.0              174,218     100.0

Cost of sales                                      31,801       51.1               68,238     46.6               85,513      49.1
                                                  --------                       ---------                     ---------
  Gross profit                                     30,485       48.9               78,351     53.4               88,705      50.9

Research and development                           10,749       17.3               12,087      8.2               21,637      12.4
expenses

Selling, general and           Note                15,297       24.5               20,844     14.2               36,108      20.7
administrative expenses        2(j)
                                                  --------                       ---------                     ---------

  Operating income                                  4,439        7.1               45,420     31.0               30,960      17.8

Other income (expense):

  Interest and dividends                   163                             212                            339
  income

  Interest expense                        (248)                           (225)                          (469)

  Minority interests                        (5)                            (85)                          (214)

  Equity in losses of                     (117)                             --                           (117)
  affiliates

  Other                        Note 6,    (511)      (718)      (1.1)    1,522      1,424      1.0     (1,621)   (2,082)     (1.2)
                                  7
                                         -----------------              ------------------             -----------------
  Income before income taxes                        3,721        6.0               46,844     32.0               28,878      16.6

Income Taxes                                        1,268        2.1               18,271     12.5               11,549       6.6
                                                  --------                       ---------                     ---------

  Net income                                        2,453        3.9               28,573     19.5               17,329      10.0
                                                  --------                       ---------                     ---------
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                          FY2003 interim            FY2004 interim                FY2003
                                      (April 1, 2003 through    (April 1, 2004 through    (April 1, 2003 through
                                        September 30, 2003)      September 30, 2004)          March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                               Notes          Amount                    Amount                    Amount
                                             (in yen)                  (in yen)                  (in yen)
------------------------------------------------------------------------------------------------------------------------------------
Net income per share           Note 14

  Basic                                       24.96                     290.68                    176.37

  Diluted                                     24.94                     290.07                    176.02
------------------------------------------------------------------------------------------------------------------------------------

     (3) Interim Consolidated Statements of Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                 FY2003 interim           FY2004 interim         Consolidated statement of
                                                                                                       stockholders'
                                                                                                      equity of FY2003
                                             (April 1, 2003 through    (April 1, 2004 through     (April 1, 2003 through
                                               September 30, 2003)       September 30, 2004)         March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                     Amount                    Amount                     Amount
                                       Notes    (in million yen)          (in million yen)           (in million yen)
------------------------------------------------------------------------------------------------------------------------------------
Common stock:

  Balance at beginning of period                     32,363                    32,363                     32,363
                                              --------------------------------------------------------------------------------------
  Balance at end of period                           32,363                    32,363                     32,363
                                              --------------------------------------------------------------------------------------

Capital surplus:

  Balance at beginning of period                     32,973                    32,973                     32,973
                                              --------------------------------------------------------------------------------------
  Balance at end of period                           32,973                    32,973                     32,973
                                              --------------------------------------------------------------------------------------

Retained earnings:

  Balance at beginning of period                    162,547                   177,404                    162,547

  Net income                                          2,453                    28,573                     17,329

  Cash dividends                                       (983)                   (2,458)                    (2,456)

  Loss on disposal of treasury                           --                       (99)                       (16)
  stock                                       --------------------------------------------------------------------------------------

  Balance at end of period                          164,017                   203,420                    177,404
                                              --------------------------------------------------------------------------------------

Accumulated other comprehensive        Note 6,
income (loss):                           11

  Balance at beginning of period                     (4,055)                   (8,061)                    (4,055)

  Other comprehensive income                         (1,818)                    1,904                     (4,006)
  (loss), net of tax                          --------------------------------------------------------------------------------------

  Balance at end of period                           (5,873)                   (6,157)                    (8,061)
                                              --------------------------------------------------------------------------------------

Treasury stock:

  Balance at beginning of period                    (13,165)                  (12,911)                   (13,165)

  Treasury stock purchased                              (12)                      (11)                       (32)

  Exercise of stock options                              --                       249                        180

  Decrease in treasury stock
  upon share exchange                                    --                        --                        105

  Treasury stock sold                                    --                         2                          1
                                              --------------------------------------------------------------------------------------
  Balance at end of period                          (13,177)                  (12,671)                   (12,911)
                                              --------------------------------------------------------------------------------------
    Total stockholders' equity                      210,303                   249,928                    221,768
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                 FY2003 interim           FY2004 interim         Consolidated statement of
                                                                                                       stockholders'
                                                                                                      equity of FY2003
                                             (April 1, 2003 through    (April 1, 2004 through     (April 1, 2003 through
                                               September 30, 2003)       September 30, 2004)         March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                     Amount                    Amount                     Amount
                                       Notes    (in million yen)          (in million yen)           (in million yen)
------------------------------------------------------------------------------------------------------------------------------------
Disclosure of comprehensive income:

  Net income                                          2,453                    28,573                     17,329

  Other comprehensive income                         (1,818)                    1,904                     (4,006)
  (loss), net of tax
                                              --------------------------------------------------------------------------------------
  Total comprehensive income                            635                    30,477                     13,323

------------------------------------------------------------------------------------------------------------------------------------

     (4) Interim Consolidated Statements of Cash Flows
------------------------------------------------------------------------------------------------------------------------------------
                                                       FY2003 interim           FY2004 interim          Summarized consolidated
                                                                                                             statement of
                                                                                                          cash flows of FY2003
                                                   (April 1, 2003 through    (April 1, 2004 through     (April 1, 2003 through
                                                     September 30, 2003)       September 30, 2004)          March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                           Amount                    Amount                     Amount
                                             Notes    (in million yen)          (in million yen)           (in million yen)
------------------------------------------------------------------------------------------------------------------------------------
I Cash flows from operating activities:

    Net income                                              2,453                    28,573                     17,329

    Adjustments to reconcile net
    income to net cash provided by
    operating activities:

      Depreciation and amortization                         4,857                     4,035                      9,328

      Deferred income taxes                                  (231)                   13,081                      6,703

      Impairment loss on long-lived                            --                        --                      3,030
      assets
      Decrease (increase) in trade                         (1,535)                   (8,544)                   (35,285)
      accounts receivable

      Decrease (increase) in inventories                    1,028                    17,171                    (14,570)

      Increase (decrease) in trade                          6,105                   (14,455)                    29,190
      accounts payable
      Increase (decrease) in income taxes                      12                     1,074                      1,997
      payable
      Increase (decrease) in accrued                         (659)                     (196)                     2,518
      expenses
      Increase (decrease) in accrued                          (45)                    1,625                        709
      warranty expenses
      Increase (decrease) in deferred                         444                      (514)                     3,441
      revenue

      Increase (decrease) in accrued
      pension and severance cost                              860                       876                      2,639

      Other                                  Note 6            72                     1,819                      1,186
                                                    --------------------------------------------------------------------------------
        Net cash provided by operating                     13,361                    44,545                     28,215
        activities
                                                    --------------------------------------------------------------------------------

II Cash flows from investing activities:

    Proceeds from sale of available-for-sale
    marketable securities                                     236                       634                        323

    Proceeds from sale of non-marketable                      301                        45                        387
    securities
    Purchases of non-marketable securities                 (1,000)                       --                     (1,288)

    Proceeds from sale of property, plant                     277                        31                        435
    and equipment

    Purchases of intangible assets                           (135)                     (204)                      (358)

    Purchases of property, plant and                       (2,127)                   (4,818)                    (5,068)
    equipment

    Other                                                     185                      (996)                       499
                                                    --------------------------------------------------------------------------------
      Net cash used in investing                           (2,263)                   (5,308)                    (5,070)
      activities
                                                    --------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                       FY2003 interim           FY2004 interim          Summarized consolidated
                                                                                                             statement of
                                                                                                          cash flows of FY2003
                                                   (April 1, 2003 through    (April 1, 2004 through     (April 1, 2003 through
                                                     September 30, 2003)       September 30, 2004)          March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                           Amount                    Amount                     Amount
                                             Notes    (in million yen)          (in million yen)           (in million yen)
------------------------------------------------------------------------------------------------------------------------------------
III Cash flows from financing activities:

      Principal payments on long-term debt                (1,590)                      (21)                    (3,811)

      Payments to acquire treasury stock                     (12)                       (7)                       (31)

      Dividends paid                                        (981)                   (2,453)                    (2,462)

      Other                                                  (44)                      226                        (72)
                                                    --------------------------------------------------------------------------------
        Net cash used in financing                        (2,627)                   (2,255)                    (6,376)
        activities
                                                    --------------------------------------------------------------------------------

IV  Net effect of exchange rate changes on                (1,203)                    1,783                     (2,961)
    cash and cash equivalents
                                                    --------------------------------------------------------------------------------

V   Net change in cash and cash                            7,268                    38,765                     13,808
    equivalents

VI  Cash and cash equivalents at                          87,338                   101,146                     87,338
    beginning of period
                                                    --------------------------------------------------------------------------------
VII Cash and cash equivalents at end of                   94,606                   139,911                    101,146
     period
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                       FY2003 interim           FY2004 interim          Summarized consolidated
                                                                                                             statement of
                                                                                                          cash flows of FY2003
                                                   (April 1, 2003 through    (April 1, 2004 through     (April 1, 2003 through
                                                     September 30, 2003)       September 30, 2004)          March 31, 2004)
------------------------------------------------------------------------------------------------------------------------------------
                                                           Amount                    Amount                     Amount
                                             Notes    (in million yen)          (in million yen)           (in million yen)
------------------------------------------------------------------------------------------------------------------------------------
Supplemental data:

   Cash paid during the interim period
   and the year for:

     Income taxes                                          1,079                     3,678                      1,936

     Interest                                                247                       225                        473
------------------------------------------------------------------------------------------------------------------------------------

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 1) Accounting Principles, Procedures and the Presentation of the Interim Consolidated Financial Statements

(a) Terminology, Form and Method of Preparation of the Interim Consolidated Financial Statements

         Advantest prepares these interim consolidated financial statements in accordance with the accounting principles, procedures, terminology, form and mode of preparation required in the U.S. in connection with its issuance of American Depository Shares as established under Accounting Research Bulletins ("ARB"), Accounting Principles Board ("APB") statements, Statements of Financial Accounting Standards ("SFAS") and other relevant sources. Unconsolidated financial statements of Advantest Corporation and its subsidiaries are prepared in accordance with accounting principles generally accepted in their respective country of domicile. Certain adjustments and reclassifications have been incorporated into such financial statements to reconcile to accounting principles generally accepted in the U.S. ("U.S. GAAP").

(b) The Preparation of Consolidated Financial Statements and Registration with the U.S. Securities and Exchange Commission

         Advantest Corporation began listing on the New York Stock Exchange on September 17, 2001 (local time) by means of an issuance of American Depository Shares, and is registered with the U.S. Securities and Exchange Commission on Form 20-F (equivalent to the Annual Securities Report in Japan) since FY2001. In connection with the registration on Form 20-F, Advantest prepares consolidated financial statements in accordance with U.S. GAAP.

(c) Scope of Consolidation and Application of the Equity Method

         Advantest's interim consolidated financial statements include financial statements of Advantest Corporation and its majority-owned subsidiaries. All significant transactions, credit and debt between consolidated companies have been eliminated.

         The following table sets forth the number of consolidated subsidiaries and equity method affiliates of Advantest:

   ------------------------------------------------------------------------------------------------------------
                                         FY2004 interim             FY2003
                                      (As of September 30,     (As of March 31,     Increase (decrease)
                                             2004)                  2004)
   ------------------------------------------------------------------------------------------------------------
              | Domestic                      22                     23                    (1)
              -------------------------------------------------------------------------------------------------
              | Overseas                      17                     17                     0
              -------------------------------------------------------------------------------------------------
     Consolidated subsidiaries                39                     40                    (1)
   ------------------------------------------------------------------------------------------------------------
     Equity method affiliates                  0                      0                     0
   ------------------------------------------------------------------------------------------------------------
     Total                                    39                     40                    (1)
   ------------------------------------------------------------------------------------------------------------

   Changes in the scope of consolidation:
      Newly included (1):                       Advantest Costa Rica, Sociedad Anonima *1
      Excluded (2):                             Advanmicrotec Co., Ltd. *2
                                                Advantest America Measuring Solutions, Inc. *3

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



    *1 Advantest Costa Rica, Sociedad Anonima was established on September 30, 2004 as an engineering service company of Advantest's products.
    *2 Advanmicrotec Co., Ltd. was merged into Advantest Manufacturing, Inc. on April 1, 2004 to consolidate Advantest's manufacturing operations.
    *3 Advantest America Measuring Solutions, Inc. was merged into Advantest America, Inc. on September 30, 2004 with a view to streamlining management.

(d) Significant differences from the preparation of financial statements under Japanese GAAP

         Of the accounting principles, procedures and mode of presentation adopted by Advantest Corporation and its consolidated subsidiaries (collectively "Advantest"), the followings are the significant differences from the preparation of financial statements using the accounting principles, procedure and mode of presentation under Japanese GAAP:

         (i)  Scope of consolidation and application of the equity method
                   The scope of consolidation and application of the equity method is determined based on percentage of voting rights. There is, however, no difference in results when compared to the situation where the scope is determined using the control criteria or influence criteria.

         (ii) Appropriation of earnings
                   Earnings appropriated for bonuses to directors are treated as selling, general and administrative expenses.

         (iii) Accounting for lease transactions
                   Regarding significant lease transactions, plant, property and equipment and capital lease obligations are recognized if the lease is considered a capital lease under SFAS No. 13, "Accounting for Leases".

         (iv) Allowance for compensated absences
                   In accordance with SFAS No. 43, "Accounting for Compensated Absences", an allowance is provided for the right of employees to receive compensated absences in the future.

         (v)  Accrued pension and severance cost
                   Accrued pension and severance cost is accounted for based on SFAS No. 87, "Employers' Accounting for Pensions" and minimum pension liability adjustments are appropriated based on accumulated benefit obligation. The transitional difference from the adoption of this standard was retroactively recognized from the effective date of SFAS No. 87 and amortized over 15 years.

         (vi) Goodwill
                   In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill is no longer amortized, but instead is tested for impairment before impairment is recognized.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 2) Description of Business and Summary of Significant Accounting Policies and Practices

    (a)  Description of Business

              Advantest manufactures and sells mechatronics-related products such as semiconductor and component test system, test handlers and device interfaces. Advantest also engages in research and development activities and provides maintenance and support services associated with these products.

              In conjunction with its business and organizational restructuring, since this interim period, Advantest reclassified its two previous segments, automated test equipment and measuring instruments business segment, into three business segments: semi-conductor and component test system; mechatronics system; and services, support and others.

         Description of business per segment is as follows:

              The semiconductor and component test system business provides customers with test system products for the semiconductor industry and the electronic parts industry. Product lines provided by the semiconductor and component test system segment include memory test system for memory semiconductor devices; SoC/AS test system for non-memory semiconductor devices and AS test system for RF component markets, optical component markets and application specific information and telecommunication markets.

              The mechatronics system business provides product lines such as test handlers, mechatronic-applied products, for handling semiconductor devices and device interfaces that serve as interfaces with the devices that are measured and operations related to nano-technology products.

              The services, support and others business consists of comprehensive customer solutions provided in connection with the above businesses, support services, equipment lease business and others.

              The Company was incorporated on December 2, 1954 under the name of Takeda Riken Industry Co., Ltd. as a limited liability, joint-stock company in Japan under the Commercial Code of Japan. Takeda Riken Industry Co., Ltd. changed its legal name to Advantest Corporation in 1985.

    (b)  Cash Equivalents

              Cash equivalents consist of deposits and certificates of deposit with an initial maturity of three months or less from the date of purchase. For purposes of the consolidated statements of cash flows, Advantest considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



    (c)  Allowance for Doubtful Accounts

              Advantest recognizes allowance for doubtful accounts to ensure that trade accounts receivable are not overstated due to uncollectability, which represents Advantest's best estimate of the amount of probable credit losses in Advantest's existing trade accounts receivable. Advantest periodically reviews its estimated allowances for doubtful accounts taking into account the customer's payment history, assessing the customer's current financial position and considering other information that is publicly available and the customer's credit worthiness. Additional reviews are undertaken upon reports of significant changes in the financial condition of Advantest's significant customers and the semiconductor industry.

    (d)  Inventories

              Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

    (e)  Investments in Affiliated Companies

              Investments in affiliated companies owned 20% to 50%, where Advantest exercises significant influence over their operating and financial policies, are accounted for on the equity method. All significant intercompany profits from affiliates have been eliminated.

    (f)  Investment Securities

              Investment securities at September 30, 2003, September 30, 2004 and March 31, 2004 consist of equity securities. Advantest classifies its marketable equity securities in one of two categories: trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. All marketable equity securities not included in trading are classified as available-for-sale.

              As of September 30, 2003, September 30, 2004 and March 31, 2004, all marketable equity securities held by Advantest are classified as available-for-sale.

              Trading and available-for-sale securities are recorded at fair value. Unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income (loss) until realized.

              A decline in the fair value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recognized when earned.

              On a continuous basis, but no less frequently than at the end of every half year, Advantest evaluates the cost basis of an available-for-sale security for possible impairment. Factors considered in assessing whether an indication of other than temporary impairment

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         exists include: the degree of change in ratio of market prices per share to book value per share at date of evaluation compared to that of at date of acquisition, the financial condition and prospects of each investee company, industry conditions in which the investee company operates, the period of time the fair value of an available-for-sale security has been below the cost basis of the investment and other relevant factors.

              Impairment to be recognized is measured based on the amount by which the carrying amount of the investment exceeds the fair value of the investment. Fair value is determined based on quoted market prices, projected discounted cash flow or other valuation techniques as appropriate.

              The cost of a security sold or the amount reclassified out of accumulated other comprehensive income (loss) into earnings is determined by the specific identification method.

              Other investment securities are carried at cost. On a periodical basis, Advantest considers the necessity of impairment. If the value of the other investment securities is estimated to have declined and such decline is judged to be other than temporary, Advantest recognizes the impairment of the investment and the carrying value is reduced to its fair value. The impairment is charged to earnings and new cost basis for the security is established.

    (g)  Derivative Financial Instruments

              Derivative financial instruments are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133". SFAS No. 133, as amended, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, as amended, entities are required to carry all derivative instruments in the consolidated balance sheets at fair value. The accounting for changes in the fair value (that is, gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



              Advantest uses foreign exchange forward contracts to manage currency exposure, resulting from changes in foreign currency exchange rates, on trade accounts receivable. However, these contracts do not qualify for hedge accounting since they do not meet the hedging criteria specified by SFAS No. 133.

              Foreign exchange forward contracts generally have maturities of several months. These contracts are used to reduce Advantest's risk associated with exchange rate movements, as gains and losses on these contracts are intended to offset exchange losses and gains on underlying exposures. Changes in fair value of foreign exchange forward contracts are recognized in earnings under the caption of other income (expense).

              Advantest does not, as a matter of policy, enter into derivative transactions for the purpose of speculation.

    (h)  Property, Plant and Equipment

              Property, plant and equipment is stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

              Depreciation is computed principally using the declining-balance method except for buildings and machinery and equipment under capital leases for the Company and its domestic subsidiaries and the straight-line method over estimated useful lives of the assets for foreign subsidiaries. Buildings are principally depreciated using the straight-line method over their estimated useful lives. Depreciation for machinery and equipment under capital leases is computed using the straight-line method over the lease term. The depreciation period for significant assets ranges from 15 years to 50 years for buildings, 4 years to 10 years for machinery and equipment, and 2 years to 5 years for furniture and fixtures.

    (i)  Intangible Assets and Other Assets

              Intangible assets principally consist of licenses, goodwill and computer software for internal-use, including computer software under capital leases. Other assets consist of investments, security deposits and prepaid expenses, of which no one individual item was material to the consolidated financial statements of Advantest.

              Advantest capitalizes certain costs incurred to purchase or develop software for internal-use. Costs incurred to develop software for internal-use are expensed as incurred during the preliminary project stage, which includes costs for making strategic decisions about the project, determining performance and system requirements and vendor demonstration cost. Costs incurred subsequent to the preliminary project stage through implementation are capitalized. Advantest also expenses costs incurred for internal-use software projects in the post implementation stage such as costs for training and maintenance.

              Costs incurred to develop software to be included with and sold as part of the Company's automated test equipment are capitalized subsequent to the attainment of

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         technological feasibility in accordance with the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". To date, costs incurred subsequent to the attainment of technological feasibility have been insignificant and, therefore, have been charged directly to expense. Costs incurred prior to reaching technological feasibility are expensed as incurred.

              The cost of software is amortized straight-line over the estimated useful life, which is generally five years. The cost of computer software under capital leases is amortized straight-line over the lease term. The remaining weighted average life of software at September 30, 2004 is 2.3 years.

              Business combinations are accounted for using the purchase method in accordance with SFAS No. 141, "Business Combinations". SFAS No. 141 establishes certain criteria for the recognition of intangible assets separately from goodwill. Under SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill is no longer amortized, but instead is tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Any recognized intangible assets determined to have an indefinite useful life are not amortized, but instead are tested for impairment until its life is determined to be no longer indefinite.

    (j)  Impairment of Long-Lived Assets

              Advantest accounts for long-lived assets in accordance with the provisions of SFAS No. 144. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles with definite useful lives be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

              For the year ended March 31, 2004, one of the former independent cash flow-generating units, measuring instruments' assets group reported operating losses for two consecutive years, and future operating results of the assets group was not expected to be profitable, due to the customers' continuously inactive industries such as wireless communications. Since the carrying amount of the assets group was higher than the undiscounted net cash flows expected to result from the use and eventual disposition of the assets group, Advantest adjusted its carrying amount to the recoverable amount. The recoverable amount was based on the observable market price and Advantest's cash flow analysis. Total recognized impairment loss was
         (Y)3,030 million and is included in selling, general and administrative expenses for the year ended March 31, 2004. The impairment loss consisted of (Y)1,226 million from buildings, (Y)175 million from machinery and equipment, (Y)683 million from furniture and fixtures,
         (Y)681 million from software, and (Y)265 million from other assets.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



    (k)  Accrued Warranty Expenses

              Advantest's products are generally subject to warranty, and Advantest provides an allowance for such estimated costs when product revenue is recognized. To provide for future repairs during warranty periods, estimated repair expenses over the warranty period are accrued based on the historical ratio of actual repair expenses to corresponding sales.

    (l)  Accrued Pension and Severance Cost

              The Company and certain of its domestic subsidiaries have retirement and severance defined benefit plans covering substantially all of their employees. The benefits are based on years of service and the employee's compensation and vest after one year of service. Prior service cost that results from amendments to the plan is amortized over the average remaining service period of the employees expected to receive benefits. Unrecognized net gain and loss is also amortized over the average remaining service period of the employees expected to receive benefits.

              The Company and certain of its consolidated domestic subsidiaries received approval from the Minister of Health and Labor to be exempted from obligation for benefits related to future employee service on August 1, 2003 and received approval to be exempted from obligation for benefits related to prior employee service on October 1, 2004 for the substitutional portion of its Employees' Pension Fund plans as part of the transfer of its Employees' Pension Fund plans to the Defined Benefit Corporate Pension plans pursuant to the Defined Benefit Corporate Pension Law. Advantest and certain of its consolidated domestic subsidiaries expect to recognize, upon completion of the transfer to the Japanese government of the substitutional portion, any loss or gains resulting therefrom in accordance with Emerging Issues Task Force Issue No. 03-2 (EITF 03-2), "Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities." Accordingly, there has been no effect on Advantest's interim consolidated financial statements for the 6 months period ended September 30, 2004.

    (m)  Revenue Recognition


         Revenue from Sales of Products
         ------------------------------

              Revenue from sales of products which require installation work is recognized when the related installation work is completed and the equipment is accepted by the customer. Revenue from sales of products and component which do not require installation work by Advantest is recognized upon shipment if the terms of the sale are free on board ("FOB") shipping point or upon delivery if the terms are FOB destination, which coincide with the passage of title and risk of loss. Advantest utilizes distributors to market certain of its products which do not require installation work. Advantest recognizes revenues from sales of products to distributors upon shipment or delivery of products to the distributors, which coincide with the passage of title and risk of loss.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         Service fee
         -----------

              Revenue from fixed-price, long-term service contracts is recognized on the straight-line basis over the contract term.

         Operating lease
         ---------------

              Revenue from operating leases is mainly recognized on the straight-line basis over the lease term.

         Multiple deliverables
         ---------------------

              Multiple Deliverables are accounted for under the Emerging Issues Task Force Issue No. 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables". EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how consideration should be measured and allocated to the separate units of accounting in the arrangement.

              Advantest enters into certain revenue arrangements with multiple deliverables, which include combination of automated test equipment, installation and warranty services. As those installation or warranty services are not interchangeable to be provided by Advantest or other parties and as fair values of those services are not determinable, these elements are not considered to qualify for separate accounting under EITF 00-21 and accordingly Advantest treats them as a single unit of accounting.

              Advantest adopted the provisions of EITF 00-21 for the transactions entered into on and after July 1, 2003. The effect on Advantest's consolidated financial statements from the adoption of such provisions was insignificant.

    (n)  Research and Development

              Research and development costs are expensed as incurred.

    (o)  Stock-Based Compensation

              Advantest applies the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25", in accounting for its stock-based compensation plans. As such, stock-based compensation cost would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123", establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Advantest has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended.

              Had Advantest determined stock-based compensation cost using the fair value-based method at the grant date for its stock options and warrants under SFAS No. 123, Advantest's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                         Yen
                                                              (Millions) except for per
                                                                      share data
                                            -------------------------------------------------------
                                               September 30,        September 30,       March 31,
                                                   2003                 2004              2004
                                                   ----                 ----              ----
        Net income:
           As reported                             2,453                28,573            17,329
           Less: stock-based employee
             compensation cost
           (net of related tax effect)            (1,941)               (2,276)           (1,963)
                                                 --------              --------          --------
           Pro forma                                 512                26,297            15,366
                                                 =======               =======           =======
        Basic net income per share:
           As reported                             24.96                290.68            176.37
           Pro forma                                5.21                267.52            156.39

        Diluted net income per share:
           As reported                             24.94                290.07            176.02
           Pro forma                                5.20                266.96            156.08

              No compensation expense was reflected in net income for the six months periods ended September 30, 2003 and September 30, 2004, and for the year ended March 31, 2004.

    (p)  Income Taxes

              Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Advantest

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         recognizes valuation allowance to reduce deferred tax assets to their net realizable value if it is more likely than not that some portion or all of the deferred tax assets will be realized.

    (q)  Net Income per Share

              Basic net income per share is calculated by dividing net income by the weighted average number of shares outstanding during the accounting period. Diluted net income per share is calculated by dividing net income by the sum of the weighted average number of shares plus additional shares that would have been outstanding if potential dilutive shares had been issued for granted stock options and warrants.

              At September 30, 2003, September 30, 2004 and March 31, 2004, Advantest had outstanding stock options and warrants exercisable into 1,133,800, 1,799,500 and 329,500 shares of common stock, respectively, which could potentially dilute net income per share in future periods.

    (r)  Translation of Foreign Financial Statements

              Foreign currency financial statements have been translated in accordance with SFAS No. 52, "Foreign Currency Translation". Under SFAS No. 52, the balance sheet accounts of non-Japanese subsidiaries, which are denominated in currencies other than the Japanese yen, are translated at rates of exchange on the balance sheet date. Revenue and expense accounts are translated at average rates of exchange in effect during the period. Resulting translation adjustments are included as a separate component of other comprehensive income (loss).

    (s)  Foreign Currency Transactions

              Assets and liabilities denominated in foreign currencies are translated at the applicable current rates on the balance sheet date. All revenue and expenses associated with foreign currencies are converted at the rates of exchange prevailing when such transactions occur. The resulting exchange gains or losses are reflected in other income (expense) in the accompanying consolidated statements of income.

    (t)  Use of Estimates

              Management of Advantest has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statement and the reported amounts of revenues and expenses during the period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Significant items subject to such estimates and assumptions include valuation allowances for trade accounts receivables, inventories and deferred tax assets, and assets and obligations related to employees retirement and severance plans. Actual results could differ from those estimates.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



    (u)  Reclassifications

              Certain reclassifications have been made to the consolidated financial statements for FY2003 interim and FY2003 to conform to presentation used for FY2004 interim.

(Note 3) Trade accounts receivable

         The allowance for doubtful accounts was deducted from trade accounts receivable was (Y)2,214 million, (Y)2,472 million and (Y)2,464 million as of September 30, 2003, September 30, 2004, and March 31, 2004, respectively.

(Note 4) Inventories

         Inventories are composed of the following:

                                                         Yen (Millions)
                                                         --------------
                                          September 30,       September 30,      March 31,
                                              2003                2004             2004
                                              ----                ----             ----
         Finished goods                      9,434               7,804           14,819
         Work in process                    16,016              18,589           25,433
         Raw materials                       8,896               6,294            9,171
                                         ---------           ---------        ---------

                                            34,346              32,687           49,423
                                         =========           =========        =========


(Note 5) Property, Plant and Equipment

         Property, plant and equipment is composed of the following:

                                                         Yen (Millions)
                                                         --------------
                                          September 30,       September 30,      March 31,
                                              2003                2004             2004
                                              ----                ----             ----
         Land                                19,189              19,200             19,174
         Buildings                           50,931              49,579             49,368
         Machinery and equipment             25,639              26,290             24,660
         Furniture and fixtures              26,470              22,610             21,200
         Construction in progress               641                 861                647
                                          ---------           ---------          ---------

                                            122,870             118,540            115,049
         Less accumulated depreciation       69,182              66,602             64,533
                                          ---------           ---------          ---------

                                             53,688              51,938             50,516
                                          =========           =========          =========

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 6) Investment Securities

         The acquisition cost, gross unrealized gains, gross unrealized losses and fair value of marketable equity securities at September 30, 2003, September 30, 2004 and March 31, 2004 were as follows:

                                                                Yen (Millions)
                                                              September 30, 2003
                                                              ------------------
                                                             Gross           Gross
                                          Acquisition      unrealized     unrealized
                                             cost            gains          losses        Fair value
                                             ----            -----          ------        ----------
    Noncurrent:
       Available-for-sale:
          Equity securities                  1,846           1,099                7          2,938

                                                                Yen (Millions)
                                                              September 30, 2004
                                                              ------------------
                                                             Gross           Gross
                                          Acquisition      unrealized     unrealized
                                             cost            gains          losses        Fair value
                                             ----            -----          ------        ----------
    Noncurrent:
       Available-for-sale:
          Equity securities                  3,177           1,440              319          4,287

                                                                Yen (Millions)
                                                                March 31, 2004
                                                                --------------
                                                             Gross           Gross
                                          Acquisition      unrealized     unrealized
                                             cost            gains          losses        Fair value
                                             ----            -----          ------        ----------
    Noncurrent:
       Available-for-sale:
          Equity securities                  2,238           2,093                1          4,311

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         Gross realized gains and losses on available-for-sale equity securities for the six months periods ended September 30, 2003 and September 30, 2004, and for the year ended March 31, 2004 were as follows:

                                              Yen (Millions)                    Yen (Millions)
                                              --------------                    --------------
                                            September 30, 2003                September 30, 2004
                                            ------------------                ------------------
                                            Gross           Gross             Gross         Gross
                                          realized        realized          realized      realized
                                            gains          losses             gains        losses
                                            -----          ------             -----        ------
    Noncurrent:
       Available-for-sale:
          Equity securities                  174               -               629             -

                                              Yen (Millions)
                                              --------------
                                              March 31, 2004
                                              --------------
                                            Gross           Gross
                                          realized        realized
                                            gains          losses
                                            -----          ------
    Noncurrent:
       Available-for-sale:
          Equity securities                  178              2

         Gross realized gains and losses are included in "other income (expense)" in the interim consolidated statements of income and the consolidated statements of income, and "other" in "cash flows from operating activities" in the interim consolidated statements of cash flows and the consolidated statements of cash flows.

         Advantest maintains long-term investment securities, issued by nonpublic companies, which are recorded at cost. The carrying amounts of these securities were (Y)4,542 million, (Y)2,595 million and (Y)3,641 million at September 30, 2003, September 30, 2004 and March 31, 2004, respectively.

(Note 7) Derivative Financial Instruments

         Derivative financial instruments are utilized by Advantest primarily to reduce foreign currency exchange risk. Advantest does not hold or issue financial instruments for trading purposes. Advantest generally does not require or place collateral for these financial instruments.

         Derivative financial instruments contain an element of risk in the event the counterparties are unable to meet the terms of the agreements. However, Advantest minimizes risk exposure by limiting the counterparties to major international banks and financial institutions meeting established credit guidelines. Management of Advantest does not expect any counterparty to default on its obligations and, therefore, does not expect to incur any losses due to counterparty default on its obligations.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



         Advantest had foreign exchange forward contracts to exchange currencies among Japanese yen, U.S. dollars and Euro at September 30, 2003, September 30, 2004 and March 31, 2004. The notional amounts of these contracts were
    (Y)300 million, (Y)7,983 million and (Y)8,736 million at September 30, 2003, September 30, 2004 and March 31, 2004.

         The carrying amounts and estimated fair values of Advantest's foreign exchange forward contracts at September 30, 2003, September 30, 2004 and March 31, 2004 were as follows:

                                                     Yen (Millions)              Yen (Millions)
                                                     --------------              --------------
                                                   September 30, 2003          September 30, 2004
                                                   ------------------          ------------------
                                                  Carrying      Fair          Carrying      Fair
                                                   amount       value          amount       value
                                                   ------       -----          ------       -----
    Financial assets:
     Foreign exchange forward contracts               -           -              30          30

    Financial liabilities:
     Foreign exchange forward contracts              15          15              10          10

                                                     Yen (Millions)
                                                     --------------
                                                     March 31, 2004
                                                     --------------
                                                  Carrying      Fair
                                                   amount       value
                                                   ------       -----
    Financial assets:
     Foreign exchange forward contracts                91            91

    Financial liabilities:
     Foreign exchange forward contracts               105           105

         These contracts do not qualify for hedge accounting since they do not meet the hedging criteria specified by SFAS No. 133. Changes in fair value are recognized in earnings under the caption of other income (expense).

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 8) Leases - Lessor


         Advantest provides leases that enable its customers to acquire semiconductor test equipment. All leases are classified as operating leases.


         Future minimum lease income from equipment on noncancelable operating leases as of September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

                                                               Yen (Millions)
                                   ------------------------------------------------------------------------
                                    September 30, 2003        September 30, 2004         March 31, 2004
                                   ---------------------     ---------------------    ---------------------
    Within one year                             1,021                     1,379                      967
    After one year                                502                       919                      638
                                   ---------------------     ---------------------    ---------------------

    Total minimum lease income                  1,523                     2,298                    1,605
                                   =====================     =====================    =====================

(Note 9) Leases - Lessee

         Advantest has several operating leases, primarily for office space and office equipment.

         Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

                                                               Yen (Millions)
                                   ------------------------------------------------------------------------
                                    September 30, 2003        September 30, 2004         March 31, 2004
                                   ---------------------     ---------------------    ---------------------
    Within one year                               343                       174                      320
    After one year                                637                       377                      564
                                   ---------------------     ---------------------    ---------------------

    Total minimum lease payments                  980                       551                      884
                                   =====================     =====================    =====================

(Note 10) Assets Pledged as Collateral and Secured Liabilities

         As of September 30, 2003, September 30, 2004 and March 31, 2004, property, plant and equipment with a carrying amount of (Y)409 million,
    (Y)398 million and (Y)403 million was pledged as collateral for certain debt obligations in the amount of (Y)46 million, (Y)31 million and (Y)38 million, respectively.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 11) Other Comprehensive Income (Loss)

         The accumulated balances for each classification of other comprehensive income (loss) are as follows:

                                                                                Yen
                                                                             (Millions)
                                                                             ----------
                                                           FY2003          FY2004         FY2003
                                                           ------          ------         ------
                                                           interim         interim
                                                           -------         -------
      Foreign currency translation adjustments             (6,488)         (5,720)        (8,087)
      Net unrealized gains on securities:                     615             746          1,422
      Minimum pension liability adjustments                    --          (1,183)        (1,396)
                                                           -------         ------         -------

      Other comprehensive income (loss)                    (5,873)         (6,157)        (8,061)
                                                           =======         =======        =======

(Note 12) Accrued Pension and Severance Cost


         The components of net periodic benefit cost recognized for the six months periods ended September 30, 2003 and September 30, 2004, and for the year ended March 31, 2004 were as follows:


                                                                                Yen
                                                                             (Millions)
                                                                             ----------
                                                           FY2003          FY2004         FY2003
                                                           ------          ------         ------
                                                           interim         interim
                                                           -------         -------
Components of net periodic benefit cost:
   Service cost                                              924             875          1,691
   Interest cost                                             430             427            860
   Expected return on plan assets                           (247)           (292)          (495)
   Amortization of unrecognized:
      Net transition obligation                              107              --            214
      Net actuarial gain or loss                             158             280            317
      Prior service cost                                     (58)            (58)          (116)
                                                            ----             ---           ----

              Net periodic benefit cost                    1,314           1,232          2,471
                                                           =====           =====          =====

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 13) Operating Segment and Geographic Information


   (Operating Segment Information)

         Advantest manufactures and sells mechatronics-related products such as semiconductor and component test system, test handlers and device interfaces. Advantest also engages in research and development activities and provides maintenance and support services associated with these products. In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", Advantest has three operating and reportable segments. These operating segments are determined based on the nature of the products and the markets.


         Since this interim period, Advantest, in conjunction with its business and organizational restructuring, reclassified its two previous segments, automated test equipment and measuring instruments business segments, into three business segments: semi-conductor and component test system; mechatronics system; and services, support and others. Accordingly, the consolidated financial statements for FY2003 interim as well as for FY 2003 have been restated based on the three new business segments.


         Operating segment information during FY2003 interim, FY2004 interim and FY2003 are as follows:

                                                                Yen (Millions)
                                                                --------------
                                  ---------------------------------------------------------------------------
                                   Semiconductor
                                   and Component      Mechatronics    Services,     Elimination        Total
                                    Test System          System      Support and    and corporate
                                     Business           Business       Others
                                  ---------------    --------------  -----------   ---------------  -----------
     FY2003 Interim:
       Net sales to
       unaffiliated customers         39,272             13,065         9,949              --         62,286
       Inter-segment                   1,689                196            --          (1,885)            --
                                    --------           --------       -------        --------       --------
     Sales                            40,961             13,261         9,949          (1,885)        62,286

     Operating income (loss)           3,601              3,194           575          (2,931)         4,439

                                                                Yen (Millions)
                                                                --------------
                                  ---------------------------------------------------------------------------
                                   Semiconductor
                                   and Component      Mechatronics    Services,     Elimination        Total
                                    Test System          System      Support and    and corporate
                                     Business           Business       Others
                                  ---------------    --------------  -----------   ---------------  -----------
     FY2004 Interim:
       Net sales to
       unaffiliated customers         107,920            27,794         10,875             --         146,589
       Inter-segment                    5,252               306             --         (5,558)             --
                                     --------           --------       -------        --------       --------
     Sales                            113,172            28,100         10,875         (5,558)        146,589

     Operating income (loss)           37,790             9,950            765         (3,085)         45,420

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



                                                                Yen (Millions)
                                                                --------------
                                  ---------------------------------------------------------------------------
                                   Semiconductor
                                   and Component      Mechatronics    Services,     Elimination        Total
                                    Test System          System      Support and    and corporate
                                     Business           Business       Others
                                  ---------------    --------------  -----------   ---------------  -----------
     FY2003:
       Net sales to
       unaffiliated customers         119,765            33,988         20,465             --         174,218
       Inter-segment                    3,724               237             --         (3,961)             --
                                  -----------        ----------      -----------   -------------    ---------
     Sales                            123,489            34,225         20,465         (3,961)        174,218

     Operating income (loss)           28,690            11,233         (2,587)        (6,376)         30,960


         Adjustments to operating income (loss) included under "elimination and corporate" were (Y)4,172 million in FY2003 interim, (Y)4,008 million in FY2004 interim and (Y)8,525 million in FY2003. They consist primarily of expenses for fundamental research activities and costs of the administrative operations of headquarters.


     (Geographic Segment Information / Based on Location of Customers)

         Net sales to unaffiliated customers in FY2003 interim, FY2004 interim and FY2003 are as follows:


                                                             Yen (Millions)
                                                             --------------
                                              FY2003            FY2004          FY2003
                                              ------            ------          ------
                                              interim           interim
                                              -------           -------
         Japan                                24,819             37,669         57,990
         Americas                              3,879             13,494         16,264
         Europe                                4,514              7,557         10,401
         Asia                                 29,074             87,869         89,563
                                             -------           --------        -------

              Total                           62,286            146,589        174,218
                                             =======           ========        =======


   (Note) 1.  Net sales from unaffiliated customers are based on the customer's location.
          2. Each of the segments include primarily the following countries or regions:

              (1) Americas            U.S., Costa Rica, Canada, etc.
              (2) Europe              Germany, Italy, Portugal, etc.
              (3) Asia                Taiwan, South Korea, China, etc.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



Supplemental Segment Information


    (Geographic Segment Information / Based on Location of Advantest and its Affiliates)

         The following table sets forth the net sales and operating income
    (loss) in FY2003 interim, FY2004 interim and FY2003, classified by location of office from which product was shipped. This information is provided as supplement information in addition to the requirements of SFAS No. 131 in consideration of the disclosure requirements under the Securities Exchange Law of Japan.

                                                                                                     (In millions of yen)
-------------------------------------------------------------------------------------------------------------------------
                                                                  FY2003 interim
                                                              (April 1, 2003 through
                                                                September 30, 2003)
                            ---------------------------------------------------------------------------------------------
                                                                                            Elimination
                                 Japan      Americas     Europe        Asia       Total         and       Consolidated
                                                                                             corporate
-------------------------------------------------------------------------------------------------------------------------
Net sales

(1) Sales to unaffiliated        36,269      10,140       5,855       10,022      62,286            -         62,286
    customers

(2) Inter-segment                18,682       1,120         301        1,808      21,911      (21,911)             -
-------------------------------------------------------------------------------------------------------------------------
            Total                54,951      11,260       6,156       11,830      84,197      (21,911)        62,286
-------------------------------------------------------------------------------------------------------------------------
  Operating expenses             50,005      10,988       5,259       10,960      77,212      (19,365)        57,847
-------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)         4,946         272         897          870       6,985       (2,546)         4,439
-------------------------------------------------------------------------------------------------------------------------

                                                                                                     (In millions of yen)
-------------------------------------------------------------------------------------------------------------------------
                                                                  FY2004 interim
                                                              (April 1, 2004 through
                                                                September 30, 2004)
                            ---------------------------------------------------------------------------------------------
                                                                                            Elimination
                                 Japan      Americas     Europe        Asia       Total         and       Consolidated
                                                                                             corporate
-------------------------------------------------------------------------------------------------------------------------
Net sales

(1)  Sales to unaffiliated        60,206      38,685       8,754       38,944     146,589         --       146,589
     customers

(2)  Inter-segment                64,368       1,224         448        3,843      69,883    (69,883)           --
-------------------------------------------------------------------------------------------------------------------------
            Total                124,574      39,909       9,202       42,787     216,472    (69,883)      146,589
-------------------------------------------------------------------------------------------------------------------------
  Operating expenses              89,912      34,380       7,633       36,933     168,858    (67,689)      101,169
-------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)         34,662       5,529       1,569        5,854      47,614     (2,194)       45,420
-------------------------------------------------------------------------------------------------------------------------

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



                                                                                                     (In millions of yen)
-------------------------------------------------------------------------------------------------------------------------
                                                                      FY2003
                                                              (April 1, 2003 through
                                                                  March 31, 2004)
                            ---------------------------------------------------------------------------------------------
                                                                                            Elimination
                                 Japan      Americas     Europe        Asia       Total         and       Consolidated
                                                                                             corporate
-------------------------------------------------------------------------------------------------------------------------
Net sales

(1)  Sales to unaffiliated        91,860      29,641      15,322       37,395     174,218         --       174,218
     customers

(2)  Inter-segment                68,143       2,134         728        4,051      75,056    (75,056)           --
-------------------------------------------------------------------------------------------------------------------------
            Total                160,003      31,775      16,050       41,446     249,274    (75,056)      174,218
-------------------------------------------------------------------------------------------------------------------------
  Operating expenses             128,421      29,593      13,945       36,443     208,402    (65,144)      143,258
-------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)         31,582       2,182       2,105        5,003      40,872     (9,912)       30,960
-------------------------------------------------------------------------------------------------------------------------

(Notes)  1.  Geographical segments are organized by physical proximity of countries or regions.
         2. Each of the geographical segments includes primarily the following countries or regions:
             (1) Americas                  U.S., etc.
             (2) Europe                    Germany, France, etc.
             (3) Asia                      South Korea, Taiwan, Singapore, etc.
         3. General corporate operating expenses included under "elimination and corporate" were (Y)4,172 million in FY2003 interim, (Y)4,008 million in FY2004 interim and (Y)8,525 million in FY2003. They consist primarily of expenses for fundamental research activities and costs of the administrative operations of headquarters.

                              ADVANTEST CORPORATION
                                AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements



(Note 14) Per Share Data

         The following table sets forth the computation of basic and diluted net income per share and cash dividends per share:

                                                                           Yen (Millions)
                                                                    except for per share data
                                                                    -------------------------
                                                   FY2003 interim          FY2004 interim         FY2003
                                                   --------------          --------------         ------
    Numerator:
      Net income                                          2,453                  28,573             17,329
                                                   ------------            ------------        -----------
    Denominator:
      Basic weighted average shares                  98,245,709              98,295,932         98,250,830
      Dilutive effect of exercise of
        stock options and warrants                      101,630                 206,598            195,306
                                                   ------------            ------------        -----------

      Diluted weighted average shares                98,347,339              98,502,530         98,446,136
                                                   ------------            ------------        -----------

    Basic net income per share                            24.96                  290.68             176.37
    Diluted net income per share                          24.94                  290.07             176.02
                                                   ------------            ------------        -----------

    Cash dividends per share                              15.00                   25.00              40.00
                                                   ------------            ------------        -----------

         Cash dividends per share are computed based on dividends declared with respect to earnings for the periods.

(Note 15) Commitments

         Advantest provides guarantees to third parties mainly for customers lease obligations. At September 30, 2004 and March 31, 2004, these guarantees amounted to (Y)493 million and (Y)569 million, respectively. Advantest would be required to satisfy customers lease obligations in the event of default. The guarantees are collateralized by the leased equipment. At September 30, 2004 and March 31, 2004, Advantest has not accrued any obligation with respect to such guarantees as it estimates the fair value of its obligations to be insignificant.







(2) Other information

         Not applicable.